BRING DOWN AGREEMENT AND AMENDMENT

THIS BRING DOWN AGREEMENT AND AMENDMENT (the “Agreement”) is made effective September 25, 2007 by and among SPORTSQUEST, INC., a Delaware corporation (the “Issuer”), ZARING-CIOFFI ENTERTAINMENT, INC., a California corporation (the “Company”), ZCE, INC., a California corporation (“ZCE”), DAVID QUINN (“Quinn”) and JEFF MERRIMAN COHEN (“Cohen” and together with ZCE and Quinn, the “Members”).

RECITALS

A.
The Issuer, the Company, ZCE and Q-C Entertainment, LLC (“Q-C”) entered into that Agreement for the Exchange of Common Stock dated August 20, 2007 (the “Exchange Agreement”), pursuant to which ZCE and Q-C agreed to sell 100% of the capital stock of the Company to the Issuer for the consideration set forth in the Exchange Agreement.

B.
Q-C has become an inactive limited liability company in the State of Washington. Its sole members are Quinn and Cohen and, as such, they have assumed Q-C’s rights, obligations and liabilities. The parties desire that Quinn and Cohen assume the rights, obligations and liabilities of Q-C under the Exchange Agreement. All references to “Q-C” under the Exchange Agreement shall mean Quinn and Cohen, and all references to the “Members” under the Exchange Agreement shall mean ZCE, Quinn and Cohen.

C.
Zaring-Cioffi Entertainment, LLC, a California limited liability company (the “LLC”), converted to the Company on September 11, 2007. The capital stock of the Company has been issued as follows: 65% to ZCE and 35% to Quinn and Cohen, collectively. All references to the Company in this Agreement mean the LLC as converted to the Company.

D.	The Issuer, the Company and the Members desire to bring down the representations and warranties set forth in the Exchange Agreement and to amend certain provisions of the Exchange Agreement.

E.	Except as otherwise defined herein, all capitalized terms used herein shall have the meaning provided such terms in the Exchange Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration, the parties, intending to be legally bound, hereby agree as follows:

1.       The Issuer’s Bring Down. The Issuer represents and warrants as follows:

(a)       Except as set forth on attached Schedule 1(a) or in any documents filed by the Issuer with the SEC, each of the representations and warranties of the Issuer contained in the Exchange Agreement are true, complete and correct in all material respects as of the date of Closing.

(b)       The Issuer has performed and complied in all material respects with all provisions of the Exchange Agreement required to be performed or complied with by the Issuer before or at Closing.

2.       The Company’s Bring Down. The Company and the Members, jointly and severally, represent and warrant as follows:

(a)       Each of the representations and warranties of the Company and the Members contained in the Exchange Agreement are true, complete and correct in all material respects as of the date of Closing.

(b)       The Company and the Members have performed and complied in all material respects with all provisions of the Exchange Agreement required to be performed or complied with by them before or at Closing.

(c)       The parties hereto agree and acknowledge that all references to the Company in this Agreement mean the LLC as converted to the Company.

3.       Survival. None of the representations or warranties contained in the Exchange Agreement, this Agreement or in any exhibit, schedule, certificate, agreement or statement delivered pursuant thereto or hereto, shall survive the Closing.

4.       Amendment. The parties hereby agree to amend the Exchange Agreement as follows:

(a)       All references to “Q-C” in the Exchange Agreement shall mean Quinn and Cohen, and all references to the “Members” in the Exchange Agreement shall mean ZCE, Quinn and Cohen.

(b)       All references to “Shareholder” in the Exchange Agreement shall be replaced with the “Members”.

(c)       All references to “Issuer Shares” in the Exchange Agreement mean those shares of common stock of the Issuer, $0.0001 par value, issued to the Members under the Exchange Agreement in consideration for their stock of the Company.

(d)       The warrants to be issued to the Members under the Exchange Agreement (the “Warrants”) and the shares issuable on exercise of the Warrants shall be included in the representations, agreements and understandings made or acknowledged by the Members in Section 4 of the Exchange Agreement.

(e)       All references to a “Pledge Agreement” in the Exchange Agreement are hereby deleted.

(f)       The Exchange Agreement provides in Section 1(ii) that the Issuer shall pay ZCE the sum of $150,000 in cash at Closing (the “Closing Cash Payment”). The parties acknowledge that the Closing Cash Payment was intended to be used to pay off certain debts of the Company (the “Debt”). The parties hereby agree to amend the Exchange Agreement to provide that the Closing Cash Payment shall not be paid to ZCE at Closing. Instead, the Exchange Agreement is hereby amended to provide that the Issuer shall assume the Debt at Closing since it will be purchasing 100% of the stock of the Company, and the Debt will be serviced according to the current monthly schedule in the interim. The Issuer shall pay off the Debt in full on the closing of the sale of callable secured convertible notes in the aggregate principal amount of $500,000 to AJW Master Fund, Ltd., AJW Partners, LLC and New Millennium Capital Partners II, LLC (collectively, “NIR”), pursuant to that Securities Purchase Agreement dated August 16, 2007 among the Issuer and NIR, which closing shall occur within five business days after the declaration of effectiveness of the Form SB-2 Registration Statement filed by the Issuer with the SEC on September 14, 2007.

(g)       John Zaring and the Members shall deliver bank signature cards and other appropriate documentation on the existing bank account(s) of the Company on or before the Closing and take any and all steps required to transfer signatory authority to designated representatives of Issuer to Issuer’s satisfaction.

5.       Miscellaneous.

(a)       Amendment. Except as modified by this Agreement, the Exchange Agreement shall remain in full force and effect.

(b)       Captions and Headings. The headings throughout this Agreement are for convenience and reference only and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

(c)       No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

(d)       Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (1) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions; (2) the acceptance of performance of any thing required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure; and (3) no waiver of any party of one breach by another party shall be construed as a waiver with respect to any subsequent breach.

(e)       Entire Agreement. This Agreement and the Exchange Agreement and any exhibit, schedule, certificate, agreement or statement delivered pursuant hereto or thereto contains the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings.

(f)       Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, as follows:

Issuer:

SportsQuest, Inc.
801 International Parkway, 5th Floor
Lake Mary, Florida 32746
Attention: R. Thomas Kidd, CEO

The Members:

John Zaring
30502 Whitney Drive
Castaic, California 91384

(g)       Governing Law. This Agreement and the Exchange Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

(h)       Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures which are transmitted by facsimile or electronic mail shall be deemed original signatures.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Bring Down Agreement and Amendment as of the date first written above.

Zaring-Cioffi Entertainment, Inc.	SportsQuest, Inc.

By:	By:
John Zaring, President and CEO	R. Thomas Kidd, President and CEO

ZCE, Inc.

By: ______________________________
Name: ____________________________
Title: _____________________________

______________________________
David Quinn

______________________________
Jeff Merriman Cohen

Schedule 1(a)

Section 1(i):   The total issued and outstanding shares of common stock, $0.0001 par value per share, of the Issuer at Closing shall be 11,077,922 shares.

Section 2(i):   11,077,922 shares of the Issuer’s common stock are issued and outstanding

Section 2(iii):

1.       On August 10, 1993, the Issuer entered into an agreement with Air Brook Limousine, Inc. (“Air Brook Limo”) that stipulated that Air Brook Limo would fund the Issuer’s operations for as long as Air Brook Limo deemed necessary and as long as Air Brook Limo was financially able. Such advances were due on demand. Air Brook Limo could terminate this arrangement at any time at its own discretion, which it did on August 16, 2007.

2.       On August 16, 2007, Lextra Management Group, Inc. (“Lextra”) acquired 51.16% of the Issuer’s issued and outstanding common stock and an outstanding accounts receivable due to Air Brook Limo by the Issuer in the amount of $340,000. On August 16, 2007, the Issuer issued 6,800,000 shares of common stock to Lextra in exchange for the forgiveness of the $340,000 receivable.

3.       On August 16, 2007, the Issuer entered into a Securities Purchase Agreement and certain ancillary agreements by and among the Issuer and AJW Partners, LLC, AJW Master Fund, Ltd. and New Millennium Capital Partners II, LLC (collectively, the “Investors”) under which the Issuer has agreed to issue an aggregate $1,500,000 of callable secured convertible notes to the Investors and warrants to purchase 10,000,000 shares of the Issuer’s common stock at an exercise price of $0.25 at any time through August 16, 2014. Under the agreement, the Issuer received $500,000 on August 16, 2007, $500,000 will be disbursed within five business days of the filing of a registration statement filed on September 14, 2007, and $500,000 will be disbursed when the registration statement becomes effective. The notes accrue interest at a rate of 8% per year, require quarterly interest payments in certain circumstances related to the market price of the Issuer’s common stock and are due and payable on August 16, 2010. The notes are convertible into common stock of the Issuer at a discount to the then current fair market value of the Issuer’s common stock. The Issuer granted the Investors certain registration rights as set forth in the Registration Rights Agreement, dated August 16, 2007.

4.       On August 21, 2007, the Issuer acquired all of the assets of Lextra pursuant to an Asset Purchase Agreement dated August 21, 2007, in exchange for the issuance of 2,000,000 shares of common stock to Lextra and the forgiveness of the Issuer’s $500,000 loan to Lextra, which it made to Lextra on August 16, 2007. The assets of Lextra were transferred to the Issuer’s wholly-owned subsidiary, SportsQuest Management Group, Inc., effective August 29, 2007.

5.       On August 17, 2007, the Issuer entered into a Stock Issuance, Assumption and Release Agreement with Greens Worldwide Incorporated (“GRWW”) and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC. The transaction closed August 17, 2007. Pursuant to the agreement, GRWW issued 390,000 shares of its Series A Convertible Preferred Stock, par value $10.00 per share, which shares are convertible into 249,600,000 shares of its common stock, to the Issuer in exchange for the Issuer’s assumption of 50% of GRWW’s indebtedness to the four investors referenced above. Under the terms of the agreement, the four investors released GRWW from its obligations. In consideration for such release, the Issuer issued to the Investors, callable secured convertible notes with an aggregate face amount of $3,903,750, including interest, and GRWW issued to the Investors callable secured convertible notes with an aggregate face amount of $3,903,750, including interest. Such notes are due and payable on March 22, 2010, and the notes issued by the Issuer are convertible into common stock of the Issuer at a 75% discount to the then current fair market value of the Issuer’s common stock. The terms of the preferred stock entitle the Issuer to elect a majority of the members of the GRWW board of directors. In addition, the Issuer’s ability to vote its shares of preferred stock on an as-converted basis assures its control of any matters presented to the holders of GRWW common stock.

6.       On August 23, 2007, the Issuer entered into an Investment Agreement and a Registration Rights Agreement with Dutchess Private Equities Fund, Ltd. (“Dutchess”) relating to equity financing in the amount of $50,000,000. The Issuer received a commitment from Dutchess to purchase up to $50,000,000 of the Issuer’s common stock at a seven percent discount to market for a period of 36 months. Pursuant to the agreement, the equity funding commitment may not be utilized by the Issuer until it files a registration statement and such registration statement is declared effective by the SEC.

Section 2(iv):   See disclosure under Section 2(iii) above.

Section 2(vii):   See disclosure listed under Section 2(iii) above.

Section 2(x):

1.	The Issuer amended and restated its Bylaws on August 16, 2007.
2.	See disclosure under Section 2(iii) above.